Exhibit 11.1

IHS HOLDING LIMITED
INSIDER TRADING COMPLIANCE POLICY

November 2023

INDEX

I.	INTRODUCTION	3

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING	3

III.	EXPLANATION OF INSIDER TRADING	4

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING	9

V.	ADDITIONAL PROHIBITED TRANSACTIONS	12

VI.	RULE 10B5‐1 TRADING PLANS	14

VII.	INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS POLICY	18

VIII.	CERTIFICATION OF COMPLIANCE	18

I.	INTRODUCTION

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of IHS Holding Limited (the “Company”) and all persons affiliated with the Company. This updated Insider Trading Compliance Policy (this “Policy”) was adopted by the Board of Directors of the Company and came into effect on 8 November 2023.

“Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained below, “inside information” is information that is both “material” and “non- public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors and employees of the Company and, at the Company’s discretion, to any consultants and contractors of the Company. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Group Legal function.

It should be noted that this Policy primarily addresses compliance with United States law. Many other laws, including without limitation the laws of the Cayman Islands, may also be implicated by trading in the securities of the Company.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No Covered Person shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company, including another company in the Company’s industry.

These prohibitions do not apply to the following “permitted transactions”:

◾	purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
◾	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of Company stock options through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
◾	bona fide gifts of the Company’s securities, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company; or
◾	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre- clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

In addition, no Covered Person shall directly or indirectly communicate (or “tip”) material, non-public information to anyone within the Company, other than on a need-to-know basis, or to anyone outside of the Company, except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Company’s Policy Statement Guidelines for Corporate Disclosure.

The General Counsel of the Company has the final determination for interpreting this Policy.

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of material, non-public information relating to the security or its issuer.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

◾	trading by insiders while in possession of material, non-public information;
◾	trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
◾	communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.WHAT FACTS ARE MATERIAL?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about:

◾	corporate earnings or earnings forecasts;
◾	possible mergers, acquisitions, tender offers or dispositions;
◾	major new products or product developments;
◾	important business developments such as developments regarding strategic collaborations;
◾	management or control changes;
◾	significant financing developments including pending public sales or offerings of debt or equity securities;
◾	defaults on borrowings;
◾	bankruptcies;
◾	cybersecurity or data security incidents; and
◾	significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. A good general rule of thumb: When in doubt, do not trade.

B.WHAT IS NON-PUBLIC?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through media such as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, United Press International, or Bloomberg, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call or webcast, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For the purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Group Legal function.

C.WHO IS AN INSIDER?

“Insiders” include officers, directors and employees of a company and anyone else who has material non- public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.TRADING BY PERSONS OTHER THAN INSIDERS

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.PENALTIES FOR ENGAGING IN INSIDER TRADING

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

◾	SEC administrative sanctions;
◾	securities industry self-regulatory organization sanctions;
◾	civil injunctions;
◾	damage awards to private plaintiffs;
◾	disgorgement of all profits;
◾	significant civil and criminal fines for the violator;
◾	significant civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person); and
◾	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws (including of non-US jurisdictions), such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.SIZE OF TRANSACTION AND REASON FOR TRANSACTION DO NOT MATTER

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC and other similar regulatory authorities (including in other jurisdictions) aggressively investigate even small insider trading violations.

G.EXAMPLES OF INSIDER TRADING

Examples of insider trading cases include:

◾	actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments;
◾	friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information;
◾	government employees who learned of such information in the course of their employment; and
◾	other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.PROHIBITION OF RECORDS FALSIFICATION AND FALSE STATEMENTS

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and designated employee is required to follow these procedures.

A.PRE-CLEARANCE OF ALL TRADES BY ALL OFFICERS, DIRECTORS AND EMPLOYEES

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, debt securities, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the General Counsel or Chief Financial Officer as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre- cleared by the Group Legal and Compliance Team (or such other person(s) designated by the General Counsel). Pre-clearance does not relieve anyone of his or her responsibility under SEC or other applicable rules. For the avoidance of doubt, the employees who are subject to pre-clearance may be updated from time to time by the General Counsel or Chief Financial Officer.

A request for pre-clearance shall be in writing (including without limitation by e-mail), and should be made in accordance with the process set out by the Group Legal and Compliance Team at least two business days in advance of the proposed transaction. The request for pre-clearance should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, the Pre-Clearance Person must certify in the manner required by the Group Legal and Compliance Team that the Pre-Clearance Person is not aware of material, non-public information about the Company. The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or Covered Persons subject to this Policy as a result of their relationship with the General Counsel. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel). A pre- cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

B.BLACK-OUT PERIODS

No officer, director or other employee designated from time to time by the General Counsel or the Chief Financial Officer as being subject to quarterly black-out periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described above. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding black-out period would begin at 11:59 p.m., Eastern time, on December 17. For the avoidance of doubt, any designation of the employees who are subject to quarterly black-out periods may be updated from time to time by the Chief Financial Officer or General Counsel.

Exceptions to the black-out period policy may be approved only by the General Counsel (or such other person designated by the General Counsel) or, in the case of an exception for the General Counsel or Covered Persons subject to this policy as a result of their relationship with the General Counsel, the Chief Financial Officer.

From time to time, the Company, through the Board of Directors, the Company’s Disclosure Committee, the Chief Financial Officer or the General Counsel, may recommend or require that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

C.POST-TERMINATION TRANSACTIONS

If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.LIMITATIONS ON ACCESS TO COMPANY INFORMATION

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to directors, officers and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone within the Company other than on a need-to-know basis or to anyone outside the Company under any circumstances, except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Policy Statement Guidelines for Corporate Disclosure, as administered by the Company’s Disclosure Committee.

In communicating material, non-public information to employees of the Company, all directors, officers and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

◾	maintaining the confidentiality of Company-related transactions;
◾	conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
◾	restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

◾	promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
◾	disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
◾	restricting access to areas likely to contain confidential documents or material, non-public information;
◾	safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
◾	avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Financial Officer, the Disclosure Committee and the Group Investor Relations team.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.SHORT SALES

Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.

B.OPTIONS

Transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information.

Transactions in options, whether traded on an exchange, on any other organized market or on an over- the- counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

This prohibition does not apply to the exercise of employee stock options issued as part of the Company’s equity incentive plans, which may be exercised. Employee stock options cannot be traded publicly or transferred unless they have been first exercised. If you have been awarded employee stock options in the course of your employment, you may at any time exercise vested employee stock options and receive the underlying shares by paying cash or having the Company withhold shares for the exercise price of the employee stock option and to satisfy related tax-withholding requirements, as applicable. Shares that are acquired upon exercise of an employee stock option will be treated like any other shares subject to this Policy.

C.HEDGING TRANSACTIONS

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D.PURCHASES OF THE COMPANY’S SECURITIES ON MARGIN; PLEDGING THE COMPANY’S SECURITIES TO SECURE MARGIN OR OTHER LOANS

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.PARTNERSHIP DISTRIBUTIONS

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	RULE 10B5‐1 TRADING PLANS

A.OVERVIEW

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5- 1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. Trading Plans only provide an “affirmative defense” in the event there is an insider trading lawsuit. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. It does not prevent someone from bringing a lawsuit.

The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Group Legal function, or such other person as the General Counsel may designate from time to time (the “Authorizing Officer”), who may impose such conditions and requirements on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable in order to comply with the rules and regulations of regarding such plans set forth by the SEC. The Authorizing Officer will communicate the conditions and requirements on implementation and operation of the Trading Plan that have been established from time to time to the person initiating the Trading Plan, but for all Trading Plans:

●	there must be included a “cooling-off period” for (x) officers and directors that extends to the later of 90 days after the adoption or modification of a Trading Plan or two business days after the disclosure of the Company’s financial results in a Form 6-K or Form 20-F by the Company covering the fiscal quarter in which the Trading Plan was adopted or modified, up to a maximum of 120 days or (y) any employees or other persons (other than the Company itself) that extends 30 days after adoption or modification of the Trading Plan;
●	for executive officers and directors, there is included in the Trading Plan a representation that such person is (1) not aware of any material non-public information about the Company or its securities and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
●	the Trading Plan has been entered into in good faith at a time when the individual was not in possession of material non-public information about the Company and not otherwise in a black-out period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
●	the Trading Plan either (x) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (y) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and also prohibits the individual from exercising any subsequent influence over the transactions; and
●	complies with all other applicable requirements of Rule 10b5-1.

The Authorizing Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer, in their discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy.

An individual may only modify a Trading Plan outside of a black-out period and, in any event, when the individual does not possess material non-public information. Modifications to and terminations of a Trading Plan are subject to pre-approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period.

The transactions prohibited under this Policy, including but not limited to short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in their discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Group Legal and Compliance Team, the General Counsel, the Authorizing Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

B.DISCRETIONARY PLANS

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any discretionary Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

C.REPORTING (IF REQUIRED)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings.

D.TRADES OUTSIDE OF A TRADING PLAN

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed in accordance with the requirements of Rule 10b5-1 and such trades receive the necessary pre-clearance.

E.PUBLIC ANNOUNCEMENTS

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan, including in accordance with the Company’s Policy Statement Guidelines for Corporate Disclosure, as administered by the Company’s Disclosure Committee.

F.PROHIBITED TRANSACTIONS

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

G.LIMITATION ON LIABILITY

None of the Company, the General Counsel, Chief Financial Officer, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan or a request for pre-clearance submitted for approval pursuant to this Policy. Notwithstanding any review of a Trading Plan or pre-clearance of a transaction pursuant this Policy, none of the Company, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.	INTERPRETATION, AMENDMENT AND IMPLEMENTATION OF THIS POLICY

The General Counsel shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the General Counsel, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by the Company, the General Counsel, the Group Legal and Compliance Team, or any other Company personnel pursuant to this policy or its interpretation and application do not constitute legal advice, nor do they insulate you from the consequences of non-compliance with this Policy or with securities laws.

VIII.	CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all officers, directors and employees should complete the certification Process related to this Policy established by the Group Legal and Compliance Team.